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                                                                      Exhibit 13


                  AMENDMENT NUMBER TWO TO THE RIGHTS AGREEMENT


     Amendment Number Two dated as of February 5, 1998 ("Amendment Number Two"), by and between American Bankers Insurance Group, Inc., a Florida corporation (the "Company") and ChaseMellon Shareholder Services, L.L.C. (as successor to Manufacturers Hanover Trust Company ("Manufacturers Hanover"), a New York banking corporation, the "Rights Agent"), to the Rights Agreement (as hereinafter defined). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

                                    RECITALS

     WHEREAS, the Company and Manufacturers Hanover entered into and executed the Rights Agreement dated as of February 24, 1988, as Amended and Restated as of November 14, 1990, and as further amended as of December 19, 1997 (the "Rights Agreement"); and

     WHEREAS, the Company and the Rights Agent have agreed to and hereby desire to supplement and amend the Rights Agreement in the manner set forth herein; and

     WHEREAS, except as otherwise stated herein, the Rights Agreement remains in full force and effect;
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     NOW THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the Company and the Rights Agent hereby agree to amend and supplement the Rights Agreement as follows:

SECTION 3(a) OF THE RIGHTS AGREEMENT IS AMENDED TO READ, IN ITS ENTIRETY, AS
FOLLOWS:

     (a) Until the Close of Business on the day (or such later date as may be determined by action of the Board of Directors, upon approval by a majority of the Continuing Directors) which is the earlier of (i) the tenth (10th) day after the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such (or, if the tenth (10th) day after such date occurs before the Record Date, the Record Date), or (ii) the tenth (10th) Business Day after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding (the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferrable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit B hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Right Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is
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     paid in lieu of any fractional Rights. As of and after the Distribution
     Date, the Rights will be evidenced solely by the Rights Certificates.

This Amendment Number Two may be executed in any number of counterparts with the same effect as if the signatures thereunto and hereto were upon the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number
Two to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.


ATTEST:                                      AMERICAN BANKERS
                                              INSURANCE GROUP, INC.

By: /s/ Ann Kasay                            By: /s/ Gerald N. Gaston
   --------------------------------             --------------------------------
   Name:  Ann Kasay                             Name:  Gerald N. Gaston
   Title: Admin. Asst.                          Title: C.E.O.



ATTEST:                                      CHASEMELLON SHAREHOLDER
                                              SERVICES, L.L.C.

By: /s/ Leslie B. Kahle                       By: /s/ James M. Balson
   --------------------------------              -------------------------------
   Name:  Leslie B. Kahle                        Name:  James M. Balson
   Title: Vice President                         Title: Vice President